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                                 FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC   20549

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


DATE OF REPORT (Date of earliest event reported):  July 26, 1996


              FUTURE MEDICAL TECHNOLOGIES INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)



         Nevada                     33-43537            56-1668867
     (State or other             (Commission         (IRS Employer
     jurisdiction of              File Number)     Identification No.)
     incorporation)


                        One Glenhardie Corporate Center
                        1275 Drummers Lane, Suite 201
                               Wayne, PA. 19087
                   (Address of Principal Executive Offices)

                Registrant's telephone number:  (610) 975-9533


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                                   FORM 8-K


ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

Not applicable.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Since the Company's Future Medical Technologies, Inc. ("FMT") subsidiary requires substantial funds for research and development from investment at this time in order to fully develop its business, the Registrant entered into a Letter of Intent with Medical Technologies, Inc. ("MTI") for the disposition of FMT on July 26, 1996. On August 20, 1996, the transaction was finalized, subject to shareholder approval. The Board of Directors of the Registrant has decided that because of its limited cash resources, that the Registrant would be better served to spend its resources on its other divisions. Accordingly, the Registrant desires to sell its 100% interest in FMT in order to avoid having to put further investment funds in FMT and to stop the substantial reduction of earnings in the consolidated financials that is adversely affecting the Registrant ($110,000 FMT loss in second quarter, 1996 alone).

A new corporation, MTI, has put together an investment group including John Figliolini a shareholder of the Registrant that is willing to invest $500,000 in MTI that will purchase 100% of the stock of FMT from the Registrant thereby allowing FMT to continue as a separate operating entity with at least sufficient working capital to provide R&D and operating expenses to further exploit FMT technologies.

The Board of Directors of the Registrant has voted to accept this proposal of sale subject to receipt of a "Fairness Opinion" prepared by a NASD broker in good standing, and subject to a Shareholder vote of the Registrant, as soon as practical. The Board has received such a "Fairness Opinion" from the Shamrock Partners Ltd. in Media, PA which can be viewed at the Registrant's offices (which is primarily based on the information above). The sales price is $250,000, $25,000 down and the balance over the next four years with interest at the rate of 7% per annum.

Additional consideration would be a license fee on all gross revenues (less returns) earned by the Buyer's corporation and FMT derived from any sale of the "Dehydrated Media Paddle", "Qualture", "Salmonella" (net gross revenues) (XLT4 Media as licensed from the University of Maryland) all as described in the Form 10-KSB for year ended December 31, 1995, as well as any modifications of same (the "FMT technology"):
5% for the first and second years; 2 1/2% for the third, fourth and fifth years. All such license payments will cease at the end of the fifth year.
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In addition, Joseph Hippensteel and Deanne VanLeeuwen, officers of FMT agreed to donate back to the Registrant one half of their 570,000 and 380,000 stock options (expiring March 22, 2000 at the exercise price of $2.875 per share), respectively. Pending Shareholder approval, the Buyer is operating FMT as of August 20, 1996 with the appropriate adjustments to be made in the event Shareholder approval is not obtained, including reasonable actual reimbursement (capped at $50,000) and a penalty of an additional $50,000 if shareholder approval is not obtained. The financial results of this transaction would result in a one time non-recurring loss of approximately
$275,000 in the third quarter.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 5.  OTHER EVENTS

Not applicable.

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

On July 26, 1996, Joseph Hippensteel resigned as a Director of the
Registrant.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits

              1. Letter of Intent between Medical Technologies, Inc. and the Registrant dated July 26, 1996.
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                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 FUTURE MEDICAL TECHNOLOGIES
                                 INTERNATIONAL, INC.


                                 BY:/s/Bruce LaMont
                                    ------------------------------
                                    Bruce LaMont, President


FMTI\072696.8-K